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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported): December 22, 2004
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                        Generex Biotechnology Corporation
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             (Exact name of registrant as specified in its charter)



         Delaware                  000-25169                82-049021
 ----------------------------   ---------------       --------------------
 (State or other jurisdiction    (Commission             (IRS Employer
       of Incorporation)         File Number)          Identification No.)



          33 Harbor Square, Suite 202, Toronto, Ontario Canada M5J 2G2
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               (Address of principal executive offices) (Zip Code)


         Registrant's telephone number, including area code 416/364-2551
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          -------------------------------------------------------------
          (Former name or former address, if changed since last report)


         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

         |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

         |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

         |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01.        Other Events

In its Current Report on Form 8-K dated December 17, 2004, Generex Biotechnology Corporation reported that it had entered into an agreement (the "Termination Agreement") on December 17, 2004 with Elan Corporation, plc and Elan International Services, Ltd. ("EIS" and together with Elan Corporation, plc, "Elan"), whereby Generex and Elan agreed to terminate their joint venture through Generex (Bermuda) Ltd. The joint venture was initially established to pursue the application of certain of Generex's and Elan's drug delivery technologies. As previously reported, an affiliate of Elan, EPIL III, sought to transfer its ownership of Generex Series A Preferred Stock. Generex consented to the transfer upon certain conditions, including the condition that the buyer immediately convert the preferred stock at the voluntary conversion price of $25.77 (calculated pursuant to the terms of the certificate of designation for the preferred stock). The prospective buyer agreed with this condition.

On December 22, 2004, EPIL III's sale of the Series A Preferred Stock was consummated, and all of Generex's outstanding Series A Preferred Stock was automatically converted to common stock. As a result, the buyer received 534,085 shares of common stock and Generex no longer has any outstanding shares of Series A Preferred Stock.

Beginning with the filing of Generex's Annual Report on Form 10-K for the fiscal year ended July 31, 2002, the Series A Preferred Stock had been classified as mezzanine equity on Generex's balance sheet, and did not qualify as stockholders' equity for NASDAQ compliance and other purposes. As previously reported, on November 19, 2004, Generex received notice from The Nasdaq Stock Market informing Generex that it did not comply with Market Place Rule 4310(c)(2)(B), which requires Generex to have a minimum of $2,500,000 in stockholders' equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. Generex subsequently provided NASDAQ staff with a plan of compliance primarily based upon the potential for meeting the minimum stockholders' equity requirement after conversion of the preferred stock.

The conversion has now occurred, with the result that the approximately $14,300,000 previously classified as mezzanine equity is eliminated and an equal amount has been added to Additional paid-in capital attributable to the common stock, increasing stockholders' equity by that amount. At October 31, 2004, as reported in its Quarterly Report on Form 10-Q, Generex had a deficit stockholders equity in the amount of ($4,787,253). Included in Item 9 of this Current Report is a pro forma balance sheet at October 31, 2004 showing that on a pro forma basis at October 31, 2004, adjusting for the subsequent conversion of the Series A Preferred Stock, the Company would have stockholders equity of approximately $9,522,000, significantly in excess of he NASDAQ minimum requirement.

Generex has submitted information regarding the conversion to NASDAQ Staff, and Staff stated it believed Generex had submitted a definitive plan of compliance. Generex continues to satisfy the minimum stockholder equity requirement of Market Place Rule 4310(c)(2)(B) as of the date of this Report. Based on the foregoing, Generex understands that it is not currently the subject of any additional delisting proceedings based on non-compliance with this Rule, but that NASDAQ will continue to monitor Generex's compliance with the stockholders equity requirement and, if at the time of its next periodic report Generex does not evidence compliance, it may be subject to delisting.

Item 9.01    Financial Statements, Pro Forma Financial Information and Exhibits.

(b)  Pro Forma Financial Information

Filed herewith is the Company's Balance Sheet (unaudited) as of and October 31, 2004, with pro forma adjustments showing the effects of the conversion of the Series A Preferred Stock into Common Stock.


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                                            SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         GENEREX BIOTECHNOLOGY CORPORATION



Dated: December 24, 2004                 /S/ Rose C. Perri
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                                         Rose C. Perri
                                         Chief Operating Officer
                                         (principal financial officer)